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EXHIBIT 10.17

                               EMPLOYMENT  AGREEMENT

     This Agreement is effective as of the 4th day of January, 1999, by and between Robert L. Deinhammer ("Executive") and Applied Microsystems Corporation, a Washington corporation (the "Company").

RECITALS

     WHEREAS Executive is currently employed by the Company as its President and Chief Executive Officer, and his experience, ability and knowledge are valuable to Company; and

     WHEREAS the Company desires Executive to continue in the employ of the Company, and Executive is willing to continue in the employ of Company, upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, it is agreed:

1.   EMPLOYMENT.

     1.1 EXECUTIVE'S EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth.

     1.2 TERM. The term of this Agreement shall commence as of the Effective Date of this Agreement, and shall continue unless terminated earlier as hereinafter provided. The Company's Board of Directors intends to review the continuing need for Executive's services on a quarterly basis.

     1.3   POSITION AND DUTIES.

           (a) PRESIDENT AND CHIEF EXECUTIVE OFFICER. Initially, Executive shall serve as President and Chief Executive Officer (CEO) of the Company and shall have such duties, responsibilities and powers as described for such office by the Company's Bylaws and as may be assigned to Executive from time to time by the Board of Directors of the Company. Executive shall devote his full time, energies and best efforts to the performance of his duties hereunder, to the exclusion of all other business activities, except personal business and investment activities that do not conflict or interfere with the performance of his duties under this Agreement. While serving as President and CEO, Executive shall not engage in any other professional work within the area of his expertise, whether compensated or not, without the Company's consent.

           (b) REPLACEMENT OF EXECUTIVE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER. Due to Executive's relocation to California, Executive does not wish to continue as CEO/President. For this reason, it is understood that the Company is presently seeking a new President and Chief Executive Officer and that upon the Company's engagement of a new President and Chief Executive Officer, Executive's employment in those capacities shall terminate, as stated in Section 5.1 (Transition to Chairman of the Board).


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           (c) BOARD MEMBER/CHAIRMAN OF THE BOARD.  Executive presently serves as a member of the Board of Directors and shall continue to so serve until such time as the Company engages a new President and Chief Executive Officer. Promptly following the Company's engagement on a full-time basis of a new President and Chief Executive Officer, the Board of Directors shall elect Executive as Chairman of the Board. As Chairman of the Board, Executive shall devote his best efforts for up to one fourth of his working time (calculated on a non-cumulative monthly basis) providing advisory services to the Company as requested by the CEO or the Board, regarding its operations, sales and marketing efforts, and strategic planning, and performing such other duties as the CEO or the Board may request from time to time. Executive may engage in other professional activities after he ceases serving as President and CEO and while serving as Chairman, subject to the restrictions in Section 8, and provided that such activities do not conflict or interfere with the performance of his duties as Chairman.

2. EFFECTIVE DATE. The Effective Date of this Agreement shall be the date referenced at the top of this Agreement.

3.   COMPENSATION.

     3.1 SALARY. In consideration of the services and duties to be performed by Executive hereunder, the Company shall pay Executive initial annual base salary of $325,000 (Three Hundred Twenty-Five Thousand Dollars), payable in accordance with the Company's normal employee payroll schedule and practices for executives. Beginning the first full month after the Company has engaged on a full-time basis a new President and Chief Executive Officer, Executive's annual base compensation shall be $120,000, also payable in accordance with the Company's normal payroll schedule and practices for executives. The Executive's base salary as President/CEO will remain fixed, and as Chairman of the Board may be adjusted by the Compensation Committee of the Company's Board of Directors, based on reviews to occur not less than annually from the Effective Date of this Agreement, and provided that Executive shall recuse himself from any Board decision regarding his base salary.

     3.2   INCENTIVE.

           (a) ANNUAL BONUS. The Executive shall be entitled to an annual bonus based upon the Company's financial performance for each fiscal year, beginning with the 1999 fiscal year. The bonus shall be in an amount and shall be based upon criteria established by the Board of Directors at the beginning of each year ("Plan"). Executive shall participate in discussions with the Board regarding criteria established and shall recuse himself from voting on adoption of the Plan.

           (b) The Executive shall be entitled to receive a bonus if the requirements of the Board Forecast and Plan are met. In the event the Board decides to award bonus compensation to the new President/CEO based on results less than as determined by the Board Forecast & Plan, the Executive shall be entitled to receive a bonus consistent with the performance considerations applied to the new President/CEO. If the Company undergoes a Change in Control as defined in Section 3.3(c), or the Executive's employment is terminated as a result of a Change in Control, the Executive shall be entitled to a bonus as described in the Plan. In the event Executive transitions from President/CEO to Chairman of the Board during a Plan year, the amount of his bonus for such year shall be determined on a prorated basis as follows: (i) the bonus amount that he would have been entitled to receive had he remained President/CEO for the entire year, determined in accordance with the Plan, shall be prorated into twelve monthly increments, and Executive shall be entitled to receive the prorated amount for each month his base salary was $325,000 (Three Hundred Twenty-five Thousand Dollars) during the year; and (ii) the bonus amount that he would have been entitled to receive had he been employed as Chairman (at a


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reduced base compensation rate) for the entire year, determined in accordance with the Plan, shall be prorated into twelve monthly increments, and Executive shall be entitled to receive the prorated amount for each full month during which he was employed as Chairman during the year.

     3.3   STOCK OPTION GRANT.

           (a) OPTION. In consideration of Executive's agreements hereunder, the Company is granting to Executive upon signing of this Agreement, pursuant to a Stock Option Letter Agreement of even date ("Stock Option Letter Agreement"), a stock option to acquire 60,000 shares of the Common Stock of the Company. The Stock Option Letter Agreement is attached to this Agreement as Attachment A and its terms are incorporated herein by reference.

           (b) If Executive's employment is terminated for any reason other than as described in Sections 5.3 or 5.5, the Company shall not exercise any right to repurchase stock pursuant to the Stock Option Letter Agreement.

           (c) If the Company undergoes a Change of Control as described in this
Section 3.3(b), or the Executive's employment is terminated as a result of a Change in Control, Company shall not exercise any right to repurchase stock pursuant to the Stock Option Letter Agreement. For purposes of this Agreement, "Change of Control" shall mean a consolidation, merger or other reorganization of the Company with or into another corporation or other entity or person in which the Company shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions by this corporation in which an excess of 50% of this corporation's voting power is transferred, unless the Company's stockholders of record immediately prior to such merger, consolidation, reorganization, sale or transaction are holders of more than 50% of the voting equity securities of the surviving corporation.

4.   BENEFITS.

     4.1 BENEFIT PROGRAMS. Executive shall continue to be eligible to participate in the employee benefit programs that have been available to Executive prior to this Agreement, such as paid vacation, life insurance, medical, disability, and other similar plans. Executive's entitlement to paid vacation time will accrue on a monthly basis and will be prorated to reflect his change in position to Chairman; specifically, when Executive becomes Chairman he will be entitled to accrue each month one-fourth the amount of paid vacation time which he was entitled to accrue each month as President/CEO. Executive shall be compensated in cash for any accrued vacation time which Executive does not use during his employment as President/CEO or Chairman, but Executive may not carry over vacation time which is accrued but unused as President/CEO to be used during his tenure as Chairman.

     4.2 EXPENSES. The Company will reimburse Executive for reasonable expenses for entertainment, travel and similar items that he incurs on behalf of the Company in accordance with the Company's policies and procedures for its officers, provided that Executive properly accounts therefor in accordance with Company policy.

5.   TERMINATION BY THE COMPANY OF EXECUTIVE AS PRESIDENT AND CEO.

     5.1 TRANSITION TO CHAIRMAN OF THE BOARD. It is understood that Company seeks to replace Executive as President and CEO. At the time Company engages a new President and CEO, and that


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person begins full-time work, Executive's employment as President and CEO shall terminate and promptly thereafter the Board shall elect him Chairman.

     5.2   DISABILITY OR DEATH OF THE EXECUTIVE.

           (a) DISABILITY. The Company may terminate Executive's employment if Executive has been unable through illness or other disability to perform his duties hereunder for a period of more than three months and the Board of Directors determines in good faith that the disability is continuing and will materially restrict or hinder Executive in the performance of his duties hereunder. Termination of Executive's status as an officer and employee of the Company for disability shall be effective upon written notice of the Board's determination or at such other time as specified in the notice, and Executive shall receive the benefits provided by the Company's disability plan, if any, then in effect pursuant to the terms and conditions thereof. Except as provided in the preceding sentence and in Section 6.2(a) or 7.2(a), whichever applies, Executive shall not be entitled to any additional compensation following the date of termination, provided that the Company shall pay Executive all cash employee benefits that accrued or vested through the severance period, and including any and all earned but unpaid incentive compensation for the year in which such termination takes place, at the time such incentive payments are distributed generally to Company executives and prorated as described in clauses
(i) and (ii) of Section 3.2(b), provided that Executive shall have stock options available only as described in Section 3 of this Agreement and in Executive's Stock Option Letter Agreement.

           (b) DEATH. If Executive shall die while employed hereunder, the employment of Executive shall thereupon terminate and all compensation, except that accrued to the date of death, shall thereupon cease.

           (c) OTHER BENEFITS. The provisions of this Section 5.2 shall not affect the entitlements of Executive's heirs, executors, administrators, legatees, beneficiaries or assigns under any benefit plan, fund or program of the Company.

           (d) ASSIGNMENT OF BENEFITS. Executive shall have the right to designate in writing, delivered to the Company, a beneficiary or beneficiaries who shall be entitled to receive, in the event of his death, all or part of any benefits to which he may be entitled under this Agreement. Any such designation may be amended or revoked in writing delivered to the Company by Executive at any time prior to his death. Except as provided in the preceding sentence, none of Executive's rights or benefits under this Agreement shall in any way be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, and any attempted anticipation, alienation, sale, transfer, assignment, pledge or encumbrance of such rights or benefits shall be void.

     5.3 FOR CAUSE. The Company shall have the right to terminate Executive's employment hereunder, as President/CEO or as Chairman of the Board, at any time for Cause, as defined below. For purposes of this Agreement, "Cause" means termination resulting from a good faith determination by the Board of Directors, with Executive recusing himself from participation in any such determination, that:

           (a) Executive has willfully failed or refused in a material respect to follow reasonable written policies or directives established by the Board of Directors or willfully failed to attend to significant duties or obligations under this Agreement (including but not limited to his obligation to devote up to 25% of his working time to his duties as Chairman, and other than any such failure resulting from Executive's incapacity due to physical or mental illness), which failure or refusal, if susceptible of


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being cured, is not cured by Executive within thirty (30) days following delivery to Executive of written demand to do so; or

           (b) There has been an act by Executive involving gross malfeasance of office or flagrant disloyalty to the Company or its subsidiaries, embezzlement, dishonesty, addictive use of alcohol or drugs, or a conviction of or plea of nolo contendere to a crime involving moral turpitude. Without limiting the foregoing, it shall be considered an act of "flagrant disloyalty" for Executive, during the course of his employment and without the Company's prior written consent, to "compete" with the Company, which shall mean to directly or indirectly engage in or perform any services, whether full or part-time, or on a consulting or advisory basis, or become financially interested in, any business or undertaking which is competitive with the Company's business, or to provide to any such business or undertaking any confidential or proprietary information of the Company with respect to the Company's products and services, PROVIDED THAT nothing herein shall be construed to prohibit Executive from owning up to 2% of any publicly traded securities of any business which competes with the Company.

           (c) Termination pursuant to Subsections (a) or (b) above shall be effective immediately on written notice by the Board of Directors to Executive that it has made the required determination.

     5.4 WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment without Cause immediately upon notice to Executive, which notice shall specify the date of termination. In the event Executive terminates his employment as Chairman as a result of action by the Company's Board of Directors to reduce Executive's salary or incentive program as Chairman, such termination shall be deemed for all purposes hereunder to have been a termination by the Company without Cause, under this Section 5.4.

     5.5 BY EXECUTIVE. Executive shall have the right to terminate his employment as President/CEO upon sixty (60) days notice to the Company, and shall have the right to terminate his employment as Chairman immediately upon notice to the Company; provided that a termination of employment by Executive under the circumstances described in the second sentence of Section 5.4 shall not be deemed to be a termination by Executive under this Section 5.5.

6.   EFFECT OF TERMINATION AS PRESIDENT/CHIEF EXECUTIVE OFFICER.

     6.1 FOR CAUSE OR BY EXECUTIVE. If the Company terminates Executive's employment as President/CEO for Cause or if Executive terminates his employment as President/CEO pursuant to Section 5.5, the Company shall pay Executive the full base salary under Section 3.1 at the rate in effect on the date the notice of termination was given through the date of termination, together with all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination for Cause or by Executive takes place, at the time such incentive payments are distributed generally to Company executives and prorated as described in clauses (i) and (ii) of Section 3.2(b), provided that Executive shall have stock options available only as described in Section 3 of this Agreement and in Executive's Stock Option Letter Agreement.

     6.2   WITHOUT CAUSE.    If the Company terminates Executive's employment as
President/CEO due to disability under Section 5.2(a) or without Cause under
Section 5.4:


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           (a) The Company shall pay Executive the full base salary under
Section 3.1 at the rate in effect on the date the notice of termination was given through the date of termination. The Company shall also pay to Executive as severance, in lieu of any further salary payments subsequent to the date of termination and any other amounts which may be available under the Company's employment policies in effect from time to time, an amount equal to Executive's base salary at the rate in effect on the date the notice of termination is given for a period terminating six months after the date of termination less, if termination is due to disability, any amounts received by Executive under the Company's disability plans; PROVIDED THAT such payments shall cease at the time Executive obtains other full-time employment, and shall cease if Executive "competes" with the Company as described in Section 5.3(b). Such severance shall be paid in accordance with the Company's usual payroll schedule for executives.

           (b) In addition, the Company shall pay Executive all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination takes place, at the time such incentive payments are distributed generally to Company executives and prorated as described in clauses (i) and
(ii) of Section 3.2(b); provided that Executive shall have stock options available only as described in Section 3 of this Agreement and in Executive's Stock Option Letter Agreement, the terms of Section 3 prevailing in the event of conflicting language; and

           (c) The Company shall also maintain in full force and effect for the continued benefit of Executive or Executive's designee, until the earlier of
(i), expiration of severance pursuant to paragraph (a) above, or (ii) Executive is employed on a full-time basis or substantially equivalent thereto by another employer, all life, medical and disability insurance executive was entitled to receive immediately prior to the date of termination, with the Company and the Executive each paying the same percentage portion of all premiums which each was paying at the time of termination for such insurance and benefits, provided that if under the terms of any group plan Executive and his family are no longer eligible to participate, then the Company shall provide comparable plans and coverage, with the premiums therefore being paid by the Company and Executive on the same proportionate basis.

     6.3 CONTINUING OBLIGATIONS. Executive's obligations under Section 8 of this Agreement shall survive termination of his employment as President/CEO for any reason.

7. EFFECT OF TERMINATION AS CHAIRMAN OF BOARD. Company shall have the right to terminate Executive's employment and remove Executive from his position as Chairman of the Board, pursuant to its usual practices and policies for removal of the Chairman, and nothing in this Employment Agreement is intended to limit that right; provided, however, that the requirements of Section 3.3(b) shall apply.

     7.1 FOR CAUSE OR BY EXECUTIVE. If the Company terminates Executive's employment as Chairman for Cause or if Executive terminates his employment as Chairman pursuant to Section 5.5, the Company shall pay Executive the full base salary under Section 3.1 at the rate in effect on the date the notice of termination was given through the date of termination, together with all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination for Cause or by Executive takes place at the time such incentive payments are distributed generally to Company executives, and prorated as described in clauses (i) and (ii) of Section 3.2(b), provided that Executive shall have stock options available only as described in Section 3 of this Agreement and in Executive's Stock Option Letter Agreement.


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     7.2   WITHOUT CAUSE.    If the Company terminates Executive's employment
and removes him from the position of Chairman due to disability under Section 5.2(a) or without Cause under Section 5.4:

           (a) The Company shall pay Executive the full base salary under
Section 3.1 at the rate in effect on the date the notice of termination was given through the date of termination. The Company shall also pay to Executive as severance, in lieu of any further salary payments subsequent to the date of termination and any other amounts which may be available under the Company's employment policies in effect from time to time, an amount equal to Executive's base salary at the rate in effect on the date the notice of termination is given for a period terminating one year after the date of termination less, if termination is due to disability, any amounts received by Executive under the Company's disability plans, PROVIDED THAT such payments shall cease at the time Executive obtains other full-time employment, and shall cease if Executive "competes" with the Company as described in Section 5.3(b). Such severance shall be paid in accordance with the Company's usual payroll schedule for executives.

           (b) In addition, the Company shall pay Executive all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination takes place at the time such incentive payments are distributed generally to Company executives, and prorated as described in clauses (i) and
(ii) of Section 3.2(b); provided that Executive shall have stock options available only as described in Section 3 of this Agreement and in Executive's Stock Option Letter Agreement, the terms of Section 3 prevailing in the event of conflicting language; and

           (c) The Company shall also maintain in full force and effect for the continued benefit of Executive or Executive's designee, until the earlier of
(i), expiration of severance pursuant to paragraph (a) above, or (ii) Executive is employed on a full-time basis or substantially equivalent thereto by another employer, all life, medical and disability insurance executive was entitled to receive immediately prior to the date of termination, with the Company and the Executive each paying the same percentage portion of all premiums which each was paying at the time of termination for such insurance and benefits, provided that if under the terms of any group plan Executive and his family are no longer eligible to participate, then the Company shall provide comparable plans and coverage, with the premiums therefore being paid by the Company and Executive on the same proportionate basis.

     7.3 CONTINUING OBLIGATIONS. Executive's obligations under Section 8 of this Agreement shall survive termination of his employment as Chairman for any reason.

8. CONFIDENTIALITY. Executive shall continue to be bound by any agreement he has executed with regard to Company's confidential or proprietary information and inventions, including but not limited to the Applied Microsystems Corporation Employee Agreement.

9.   DISPUTE RESOLUTION PROCEDURE.

     9.1 The parties agree that any dispute arising out of or related to the Employment relationship between them, including but not limited to common law or statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.

     9.2 The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.


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     9.3   If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

     9.4 If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration in San Francisco, California. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, the parties agree to assignment of an arbitrator from Judicial Arbitration and Mediation Services (JAMS). The arbitrator shall have the authority to determine whether the conduct complained of in subsection (g)(ii) violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, that nothing herein shall limit the right of the Company to obtain injunctive relief for violation of the Inventions Agreement. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. In addition, the arbitrator shall not have the authority to require the Company to change any lawful policy or benefit plan. The hearing shall be transcribed. The Company shall bear the costs of the arbitration if the Executive prevails. If the Company prevails, the Executive will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees. Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in clauses (ii) and (iii) above.

     9.5 Executive acknowledges that he has carefully read this arbitration agreement and understands it, and is entering into the agreement voluntarily after a reasonable period of time to consider it and review it with personal legal counsel. Executive also acknowledges he may be giving up the opportunity to bring claims before a court or jury, and does so in order to gain the benefits of a speedy, impartial and cost-effective resolution procedure.

10.  MISCELLANEOUS.

     10.1 SETOFF. The Company shall be entitled to set off and reduce any amounts payable to Executive under this Agreement by the amount of any obligation of Executive to the Company.

     10.2 AMENDMENTS. This Agreement may be changed, waived, discharged, or terminated only by a writing signed by the party against which enforcement is sought.

     10.3 PARTIES IN INTEREST. Executive's obligations under this Agreement are personal in nature and may not be assigned or transferred. The Company may assign this Agreement and it shall be binding upon and inure to the benefit of any successor or successors of the Company, whether by merger, consolidation, sale of assets, or otherwise, and reference herein to the Company shall be deemed to include any such successor.

     10.4 GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Subject to the requirements of Section 9 above, in any legal proceeding brought on or in connection with this Agreement, venue for such action shall be in San Francisco.

     10.5 NOTICES. All notices, requests, and other communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed by prepaid mail addressed to:


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           If to Executive, to:          Robert L. Deinhammer
                                         21 Comistas Court
                                         Walnut Creek, CA  94598

           If to the Company, to:        Applied Microsystems Corporation
                                         5020 - 148th Avenue NE
                                         Redmond, WA  98073-9702
                                         Attention:  Chairman

           or to such other address as the addressee may direct in writing.

     10.6 CAPTIONS. The captions applied to the paragraphs of this Agreement are for convenience only and shall not affect their meaning or construction.

     10.7 WAIVER. The failure of either party to insist in any instance on performance of any term of this Agreement shall not be construed as a waiver of future performance of any such term.

     10.8 SEVERABILITY. If any portion of this Agreement is held invalid or unenforceable, the remainder thereof shall remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

     10.9 INTEGRATION. This Agreement, together with the Executive Stock Option Letter Agreement, the Board Forecast and Plan, and the Applied Microsystems Corporation Employee Agreement supersedes all other agreements and understandings, whether written or oral, and contains the entire agreement of the parties relating to the employment of Executive by the Company.

     10.10 REVIEW. By the execution of this Agreement Executive acknowledges he has carefully read the terms of this Agreement and that he has had the opportunity to be advised by counsel of his choice.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE                                   APPLIED MICROSYSTEMS CORPORATION



By    /s/ Robert L. Deinhammer              By    /s/ Anthony Miadich
   -------------------------------             -------------------------------
Robert L. Deinhammer                        Anthony Miadich, Chairman


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